Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 16, 2024, relating to the consolidated financial statements of M2i Global Inc. (the “Company”) as of and for the year ended November 30, 2023 in M2i Global Inc. Registration Statement Form S-1/A, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended November 30, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

October 4, 2024